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Thomas H. Waechter Joins Altera Board of Directors

San Jose, Calif., January 26, 2012-Altera Corporation (NASDAQ: ALTR) today announced that Thomas H. Waechter joined the company's board of directors on January 26, 2012. Mr. Waechter currently is the president, chief executive officer and a member of the board of directors of JDS Uniphase Corporation (JDSU) (NASDAQ: JDSU; and TSX: JDU). Prior to joining JDSU in 2007, Mr. Waechter held a wide variety of executive positions including chief operating officer at Harris Stratex Networks (now Aviat Networks, Inc.), president and chief executive officer at Stratex Networks, president and chief executive officer at REMEC Corporation and president and chief executive officer of Spectrian Corporation. Additionally, he held a number of executive level global positions during his 14 year career with Schlumberger Ltd. as well as a senior executive position with Asyst Technologies, Inc. Mr. Waechter holds a bachelor's degree in business administration from The College of William & Mary.
"Tom's diverse business and management experience is a strong addition to Altera as we enter a new era of silicon convergence with our programmable solutions," said John Daane, Altera's president, chairman and CEO.
"I am pleased to accept Altera's invitation to serve on its board of directors," said Mr. Waechter. “There are unique opportunities in the industry for Altera's further growth building on the company's great history and performance as a leader in developing programmable logic across a wide range of markets. I look forward to working with the board to help Altera achieve its near- and long-term goals."

About Altera
Altera® programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate, differentiate and win in their markets. Find out more about Altera's FPGA, CPLD and ASIC devices at www.altera.com. Follow Altera via Facebook, RSS and Twitter.

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